Exhibit 10.24

January 3, 2010

New Air, Inc. ("Corporation")
Microdel Ltd.
Baby's Breath Ltd.

Re: Section 10 of the Shareholders Rights Agreement of September 2009

Gentlemen,

Reference is hereby made to that Shareholders Rights Agreement of September 2009 to which the undersigned is a party (the "SRA").

Without derogating from any other rights we have thereunder, in furtherance of Section 10(d) of the SRA, the undersigned hereby irrevocably agrees and undertakes towards you not to invoke the right granted to it under said Section 10(d) until the date of December 31, 2010, and not to vote in favor of causing the Corporation to initiate or undergo any of the events set forth in Section 10(d), until the date of December 31, 2010.

The aforesaid undertaking was duly executed by the undersigned on the date first written above and constitutes a valid and binding irrevocable undertaking.

Sincerely yours,

By:	/s/ Life Support Ltd
Life Support Ltd